Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Goals, Strategies, and Risks – Policies and Procedures Regarding the Release of Portfolio Holdings" and "Management and Other Services – Independent Registered Public Accounting Firm" in the Statement of Additional Information in Post-Effective Amendment No. 62 to the Registration Statement (Form N-1A, Number 33-31326) of the Franklin Value Investors Trust and to the incorporation by reference of our reports dated December 18, 2019 on Franklin Small Cap Value Fund, Franklin MicroCap Value Fund and Franklin Mutual U.S. Value Fund included in the Annual Reports to Shareholders for the fiscal year ended October 31, 2019.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

February 24, 2020